Exhibit 4.6

MATRIX SERVICE COMPANY

2011 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of this Matrix Service Company 2011 Employee Stock Purchase Plan (this “Plan”) is to provide employees of Matrix Service Company, a Delaware corporation (the “Company”) and its Designated Subsidiaries (as defined below) with an opportunity to purchase common stock of the Company (“Common Stock”). It is not the intention of the Company to have this Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). However, it is the intention of the Company to have this Plan meet the definition of a “stock purchase plan” contained in Rule 16b-3(b)(5) under the Exchange Act (as defined below).

2. Definitions. As used in this Plan, the following terms shall have the following meanings and forms thereof shall be interpreted accordingly:

(a) “Board” means the Board of Directors of the Company.

(b) “Compensation” means the salary and wages paid to an Employee by the Company or any Designated Subsidiary, including any base pay, overtime pay, shift differential, auto allowance, assignment uplift pay and commissions, but excluding bonuses, severance pay, housing pay, relocation pay (including mortgage interest differential), per diem pay, other taxable fringe benefits and other extraordinary compensation, all as determined by the Plan Administrator in its sole discretion.

(c) “Compensation Committee” means the Compensation Committee of the Board.

(d) “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted or terminated in the case of (i) sick leave, (ii) military leave, (iii) any other leave of absence approved by the Plan Administrator, provided that any such military, sick or other leave of absence is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or (iv) transfers between (A) the Company and any Designated Subsidiary, (B) Designated Subsidiaries, or (C) any locations of any of the foregoing.

(e) “Contributions” means all amounts credited to the account of a participant pursuant to this Plan.

(f) “Corporate Transaction” means a merger, consolidation, acquisition of property or stock, a separation, reorganization or liquidation of the Company and such other corporate events as are described in Section 424 of the Code and the Treasury regulations promulgated thereunder.

(g) “Designated Broker” means the stock brokerage or other financial services firm designated by the Company to perform certain ministerial, recordkeeping and similar functions related to the operation of this Plan.

(h) “Designated Subsidiaries” means the Subsidiaries that have been designated to participate in this Plan as listed on Schedule A and such other Subsidiaries that may be designated by the Compensation Committee from time to time in its sole discretion as eligible to participate in this Plan.

(i) “Employee” means any person who is an employee of the Company or any Designated Subsidiary, as evidenced by being on the active payroll of the Company or any Designated Subsidiary. The term “Employee” shall not include any temporary employees, independent contractors or employees of Matrix Service Industrial Contractors, Inc., Matrix Service Industrial Contractors Canada, Inc., Matrix Service Industrial Contractors ULC or Matrix Service Specialized Transport, Inc. who are covered by a collective bargaining agreement.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Financial Hardship” means an immediate and heavy financial need that the participant cannot meet through any other sources of income.

(l) “Offering Date” means the first business day of each Offering Period.

(m) “Offering Period” means the three-month periods commencing on January 1, April 1, July 1 and October 1 of each year.

(n) “Plan Administrator” means the Company or its delegate.

(o) “Purchase Date” means the first trading day following the last day of the respective Offering Period.

(p) “Purchase Price” means, with respect to an Offering Period, an amount equal to the Fair Market Value (as defined in Section 7(b) below) of a Share on the Purchase Date.

(q) “Share” means a share of Common Stock, as adjusted in accordance with Section 18 of this Plan.

(r) “Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary. In addition, disregarded entities which are owned by a corporation which meet the requirements of the preceding sentence shall be ignored (and employees, if any, of the disregarded entities shall be considered employed by the corporation that owns such entity). In all cases the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.

3. Eligibility.

(a) Any person who is an Employee as of the Offering Date for a given Offering Period shall be eligible to participate in such Offering Period under this Plan, subject to the requirements of Section 5(a) below.

(b) Any provisions of this Plan to the contrary notwithstanding, no Employee shall be granted an option under this Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) if such option would permit his or her rights to purchase stock under this Plan and any other employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value (as defined below) of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(c) Under the situations detailed in Section 3(b) above, to the extent necessary to comply, a participant’s Contributions credited to his or her account may be returned to him or her and his or her option(s) may be terminated, or the participant’s payroll deductions may be decreased in accordance with Section 6(d) below with the amounts previously credited to his or her account retained until the Purchase Date.

4. Offering Periods. This Plan shall be implemented by a series of Offering Periods of three months’ duration, with new Offering Periods commencing on January 1, April 1, July 1 and October 1 of each year (or at such other time or times as may be determined by the Compensation Committee). The first Offering Period shall commence on January 1, 2011. This Plan shall continue until terminated in accordance with Section 19 below. The Compensation Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings if such change is announced at least five days prior to the scheduled beginning of the first Offering Period to be affected.

5. Participation.

(a) An eligible Employee may become a participant in this Plan by completing all required documents (collectively, the “Enrollment Documents”) and submitting them as directed during the 30-day period preceding each Offering Date. The Enrollment Documents and their submission may be electronic. The Enrollment Documents shall set forth the dollar amount of the participant’s Compensation (subject to Section 6(a) below) to be paid as Contributions pursuant to this Plan.

(b) Payroll deductions shall commence on the first full payroll paid following the Offering Date and shall end on the last payroll paid on or prior to the Purchase Date of the Offering Period to which the Enrollment Documents are applicable, subject to Section 10 below; provided, however, that any payroll deductions made within five days of a Purchase Date shall be applied to the participant’s account for the next Offering Period or, in the event that the participant will not be participating in this Plan during the next Offering Period, returned to the participant.

6. Method of Payment of Contributions.

(a) Subject to the limitations set forth in Section 3(b) above, a participant shall elect at the time and manner prescribed by the Plan Administrator to have payroll deductions made on each payday during the Offering Period in a dollar amount equivalent to between 1% and 10% (or, subject to the limitations set forth in Section 3(b) above, such lesser or greater amount as the Compensation Committee may establish from time to time before an Offering Date) of such participant’s Compensation on each payday during the Offering Period; provided that once such election has been made and the Offering Period begins, the participant may not increase such election amount during such Offering Period and may decrease such election amount only as provided in Section 6(c) below or elsewhere in this Plan. All payroll deductions made by a participant shall be credited to his or her account under this Plan. A participant may not make any additional payments into such account. Subject to the limitations set forth in Section 3(b) above, a participant (i) who has elected to participate in this Plan for the first Offering Period or any subsequent Offering Period, and (ii) who takes no action to change or revoke such election, for the next following Offering Period and/or for any subsequent Offering Period prior to the Offering Date for any such respective Offering Period, shall be deemed to have made the same election, including the same attendant payroll deduction authorization, for such next following and/or subsequent Offering Periods as was in effect immediately prior to such respective Offering Date.

(b) Contributions made by Employees who are paid by the Company in a currency other than U.S. dollars will be converted into U.S. dollars at the prevailing rate of exchange in effect on the Purchase Date, so that all Shares purchased under this Plan will be purchased in U.S. dollars.

(c) A participant may not discontinue his or her participation in this Plan except as provided in Section 10 below; provided, however, that a participant may reduce his or her payroll deduction to zero during an Offering Period by completing and returning the required documents authorizing such a change in the payroll deduction rate if the documents are completed at least 10 days prior to the Purchase Date. Such a change to a participant’s payroll deduction rate will (i) cause the participant to be prohibited from making any Contributions for the remainder of the Offering Period, and (ii) be irrevocable with respect to the Offering Period. A participant reducing his or her payroll deduction rate to zero under this Section 6(c) and who subsequently wishes to resume making Contributions in this Plan for a new Offering Period will be required to actively make a new election for the next Offering Period in which he or she chooses to participate.

(d) Notwithstanding the foregoing and solely to the extent necessary to comply with Section 3(b) above, a participant’s payroll deductions may be decreased during any Offering Period scheduled to end during the current calendar year to any amount below the elected dollar amount including a decrease to zero. If such an event occurs, payroll deductions shall re-commence at the rate provided in such participant’s Enrollment Documents at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless terminated as provided in Section 10 below.

7. Grant of Right to Purchase.

(a) On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date a number of Shares determined by dividing such Employee’s Contributions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the applicable Purchase Price; provided, however, that such purchase shall be subject to the limitations set forth in Section 3(b) above and Section 12 below. Except as otherwise set forth herein, such purchase shall occur automatically on each Purchase Date in accordance with Section 8 below.

(b) The fair market value of Common Stock on a given date (the “Fair Market Value”) shall be the closing sales price on the Global Market System of the NASDAQ Stock Market LLC on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal. In the event the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Compensation Committee in such manner as it deems appropriate.

8. Exercise of Option. Subject to Section 10 below, a participant’s option for the purchase of Shares will be exercised automatically on each Purchase Date of an Offering Period, and the greatest number of Shares subject to the option will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account. Fractional Shares of up to four decimal places shall be issued as necessary, provided that any excess Contributions in a participant’s account that cannot purchase a fractional Share of up to four decimal places will be retained in the participant’s account. Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Purchase Date. During his or her lifetime, a participant’s option to purchase Shares hereunder is exercisable only by him or her.

9. Holding Period and Delivery. As promptly as practicable after a Purchase Date, the number of Shares purchased by each participant upon exercise of his or her option shall be deposited into an account established in the participant’s name with the Designated Broker. Any payroll deductions accumulated in a participant’s account that are not applied toward the purchase of Shares on a Purchase Date due to limitations imposed by this Plan set forth in Section 3(b) above will be returned to the participant. A participant may, at any time, direct the Designated Broker to sell his or her Shares and deliver to the participant the proceeds therefrom, less applicable expenses.

10. Withdrawal; Termination of Employment.

(a) Except as provided elsewhere herein, a participant may only withdraw from this Plan and have any Contributions credited to his or her account hereunder returned to him or her in cases of Financial Hardship, provided that the participant must first demonstrate to the Plan Administrator that a Financial Hardship exists and that the Financial Hardship withdrawal is being made for one of the following purposes: (i) expenses for medical care (described in Section 213(d) of the Code) previously incurred by the participant or the participant’s dependent or necessary for the participant or the participant’s dependent to obtain medical care, (ii) payment of tuition for the next 12 months or educational fees for post-secondary education for the participant, the participant’s spouse or the participant’s children, (iii) expenses directly related to the purchase (excluding mortgage payments) of the participant’s primary residence, or (iv) payment amounts necessary to prevent eviction from or foreclosure on the participant’s primary residence. A participant who wishes to withdraw from this Plan will be required to complete such forms to effect such withdrawal as the Plan Administrator may require. In such an event, (i) the withdrawal must be for all Contributions in the participant’s account, (ii) the restrictions contained in clauses (i) and (ii) of Section 6(c) above will apply, and (iii) the participant’s options will be terminated. An Employee’s withdrawal pursuant to this Section 10(a) will not have any effect upon his or her eligibility to participate in a succeeding Offering Period or in any similar plan that may hereafter be adopted by the Company; provided, however, that the Employee will be required to actively make a new election for the next Offering Period in which he or she chooses to participate.

(b) Upon termination of a participant’s (i) Continuous Status as an Employee or (ii) employment prior to the Purchase Date of an Offering Period for any reason, whether voluntary or involuntary, including, without limitation, retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14 below, and his or her option will be automatically terminated. In the event that an Employee fails to remain in Continuous Status as an Employee of the Company or a Designated Subsidiary during the Offering Period in which the Employee is a participant, he or she will be deemed to have elected to withdraw from this Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.

11. Interest. No interest shall accrue on the Contributions of a participant in this Plan.

12. Stock.

(a) Subject to adjustment as provided in Section 18 below, the maximum number of Shares that shall be made available for sale under this Plan shall be 1,000,000 Shares. Such Shares shall either be from authorized but unissued Shares, or from Shares that have been reacquired by the Company, including, but not limited to, Shares purchased on the open market. If the Plan Administrator determines that, on a given Purchase Date, the number of Shares with respect to which options are to be exercised may exceed (i) the number of Shares that were available for sale under this Plan on the Offering Date of the applicable Offering Period, or (ii) the number of Shares available for sale under this Plan on such Purchase Date, the Plan Administrator may in its sole discretion provide that (y) the Company shall make a pro rata allocation of the Shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and continue this Plan as then in effect, or (z) the Company shall make a pro rata allocation of the Shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and terminate this Plan pursuant to Section 19 below. The Company may make a pro rata allocation of the Shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under this Plan subsequent to such Offering Date.

(b) A participant shall have no interest or voting right in Shares covered by his or her option until such option has been exercised.

13. Administration. Except for the exercise of power expressly granted to the Compensation Committee, the Plan Administrator shall supervise and administer this Plan and shall have full power to adopt, amend and rescind any rules it deems desirable and appropriate for the administration of, and not inconsistent with, this Plan, to construe and interpret this Plan and to make all other determinations it deems necessary or advisable for the administration of this Plan. The Plan Administrator also shall have the power to delegate the duty to perform such administrative functions as the Plan Administrator deems appropriate under the circumstances. Any person to whom the duty to perform an administrative function is delegated shall act on behalf of, and shall be responsible to, the Plan Administrator for such function. Notwithstanding any provision to the contrary in this Plan, the Plan Administrator may adopt rules or procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Plan Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definitions of “Compensation” and “Continuous Status as an Employee,” handling of payroll deductions, making of contributions to this Plan in forms other than payroll deductions, establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements.

14. Designation of Beneficiary.

(a) A participant may designate a beneficiary who is to receive any Shares and cash, if any, from the participant’s account under this Plan in the event of such participant’s death subsequent to the end of an Offering Period but prior to delivery to him or her of such Shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the participant’s account under this Plan in the event of such participant’s death prior to the Purchase Date of an Offering Period. Beneficiary designations under this Section 14(a) shall be made in the form and manner prescribed by the Plan Administrator.

(b) Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by submission of the required notice, which required notice may be electronic. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the participant, on behalf of such estate, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the applicable heirs at law.

15. Transferability. Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14 above) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10 above.

16. Use of Funds. All Contributions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

17. Reports. Individual accounts will be maintained for each participant in this Plan. Statements of account will be provided to participating Employees by the Company or the Designated Broker at least annually, which such statements will set forth the amounts of Contributions, the Purchase Price per Share, the number of Shares purchased and the remaining cash balance, if any.

18. Adjustments upon Changes in Capitalization; Corporate Transactions.

(a) The number of Shares covered by each option under this Plan that has not yet been exercised, the number of Shares that have been authorized for issuance under this Plan but have not yet been placed under option (collectively, the “Reserves”), the number of Shares set forth in Section 12(a) above, and the price per Share covered by each option under this Plan that has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a spin-off, stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock (including any such change in the number of Shares effected in connection with a change in domicile of the Company), or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Compensation Committee and the Compensation Committee’s determination in such respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

(b) In the event of a dissolution or liquidation of the Company, any Offering Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board. In the event of a Corporate Transaction, each option outstanding under this Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or Subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute for outstanding options, each Offering Period then in progress shall be shortened and a new Purchase Date shall be set (the “New Purchase Date”), as of which date any Offering Period then in progress will terminate. The New Purchase Date shall be on or before the date of consummation of the transaction and the Board shall notify each participant in writing, at least 10 days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, subject to Section 10 above. For purposes of this Section 18, an option granted under this Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of an option under this Plan would be entitled to receive upon exercise of the option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of Shares covered by the option at such time (after giving effect to any adjustments in the number of Shares covered by the option as provided for in this Section 18); provided, however, that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the transaction. The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share covered by each outstanding option, in the event that the Company (i) effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of Shares of outstanding Common Stock, or (ii) is consolidated with or merged into any other corporation.

19. Amendment or Termination.

(a) The Board may at any time and for any reason terminate or amend this Plan. Except as provided in Section 18 above, no such termination of this Plan may affect options previously granted. Except as provided in Section 18 above and this Section 19, no amendment to this Plan shall make any change in any option previously granted that adversely affects the rights of any participant.

(b) Without regard to whether any participant’s rights may be considered to have been adversely affected, the Plan Administrator shall be entitled to limit the frequency and/or number of changes in the amount withheld during an Offering Period (solely prior to the commencement of the affected Offering Periods), establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other procedures as the Plan Administrator determines in its sole discretion advisable that are consistent with this Plan.

20. Notices. All notices or other communications by a participant to the Plan Administrator under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Plan Administrator at the location, or by the person, designated by the Plan Administrator for the receipt thereof.

21. Conditions upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the rules and regulations promulgated under the Securities Act and the Exchange Act, applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Term of Plan; Effective Date. This Plan shall become effective upon approval by the Board with the first Offering Period beginning January 1, 2011. It shall continue in effect for a term of 10 years unless sooner terminated under Section 19 above.

23. Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3 thereunder. This Plan shall be deemed to contain, and options outstanding hereunder shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 of the Exchange Act to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to transactions hereunder.

24. Not a Contract of Employment. The adoption and maintenance of this Plan shall not be deemed to be a contract between the Company or any Designated Subsidiary and any person or to be consideration for the employment of any person. Participation in this Plan at any given time shall not be deemed to create the right to participate in this Plan, or any other arrangement permitting an Employee to purchase Common Stock, in the future. The rights and obligations under any participant’s terms of employment with the Company or any Designated Subsidiary shall not be affected by participation in this Plan. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or any Designated Subsidiary or to restrict the right of the Company or any Designated Subsidiary to discharge any person at any time, nor shall this Plan be deemed to give the Company or any Designated Subsidiary the right to require any person to remain in the employ of the Company or any Designated Subsidiary or to restrict any person’s right to terminate his employment at any time. This Plan shall not afford any participant any additional right to compensation as a result of the termination of such participant’s employment for any reason whatsoever.

SCHEDULE A

DESIGNATED SUBSIDIARIES

1.	Matrix Service Inc., an Oklahoma corporation

2.	Matrix Service Industrial Contractors, Inc., an Oklahoma corporation

3.	Matrix Service Inc. Canada, an Ontario, Canada corporation

4.	Matrix Service Industrial Contractors Canada, Inc., a Delaware corporation

5.	Matrix Service Industrial Contractors ULC, a Nova Scotia, Canada unlimited liability company

6.	Matrix Service Specialized Transport, Inc., a Pennsylvania corporation

7.	Matrix Service ULC, an Alberta, Canada unlimited liability company

8.	S.M. Electric Company, Inc., a New Jersey corporation

9.	Matrix Service International LLC, a Delaware corporation

10.	Matrix Service Costa Rica, SRL, a Costa Rica corporation

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